Option                                                    Page Number


        OPTION granted as of this _____________ day of ________________ by ASI ENTERTAINMENT, INC. located at
_____________________, a Delaware corporation, ("Seller") to
_______________________ located at ________________________ or its assignee, ("Buyer").

        WHEREAS, Seller wishes to offer Buyer the right to purchase a certain number of shares of its common stock ("the Shares") and

        WHEREAS, Buyer wishes to have the right to purchase such Shares.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

        1.  TERMS OF THE OPTION

         a. Seller hereby grants to Buyer an option ("the Option") to purchase up to _________________ Shares at an exercise price of A$.10 per Share

         b. The Option shall be exercisable, in whole or in part in multiples of 100,000 Shares only, for an exercise term of commencing upon grant hereof and expiring on June 30, 2000.

         c. Seller agrees that it will maintain and reserve at all times during the term of the Option a number of Shares available to provide a sufficient number of Shares for the exercise in full of the Option.

         d. The Shares are subject to adjustment from time to time upon the happening of certain events, including stock splits and combinations, dividends and distributions, capital reorganization, reclassification or otherwise, then and in each such event, the holder of this Option shall have the right thereafter to exercise the Option, in whole or in part, into the kind and amount of shares of stock and other securities and property receivable upon such event, as the holder of the number of Shares as if the Option had been exercised immediately prior to such event. The holders shall be provided 14 days notice to exercise their options prior to any action which shall require the closing of the stockholder book of the Corporation.

        2.  EXERCISE OF OPTION.

         a. In order to exercise all or any portion of the Option, Buyer or its assignee shall deliver to Seller at the offices of the Seller as listed at the beginning hereof a completed Form of Subscription, as attached hereto, with a check for the aggregate purchase price of the number of Shares being purchased.

         b. Upon clearance of such payment, Seller shall transfer to Buyer a certificate representing the number of Shares then purchased within 14 days.

        3. NOTICES. All notices required hereunder shall be delivered to either party at the addresses listed at the beginning hereof or to such other address as has been previously furnished in writing.

        4. ASSIGNABILITY. This Option may be assigned, transferred, sold, hypothecated or other disposition, by the Buyer.

        5. BINDING AGREEMENT. This Option shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, heirs, legal representatives, executors and administrators.

        6. WAIVER OF RIGHTS. The waiver by any party of a breach of any provision of this Option by any other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Option shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

        7. AMENDMENTS. No alteration, modification, and/or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.

        8. GOVERNING LAW. It is the intent of the parties that this Option shall be construed and interpreted, and that all questions arising hereunder shall be determined, in accordance with the provisions of the laws of Delaware.

        IN WITNESS WHEREOF, this Option shall be deemed granted by Seller to Buyer as of the day and year first above written.

                                SELLER:


                                By________________________________